UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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HAWAIIAN HOLDINGS INC

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Maintaining Two Respected Brands Building on Hawaiian Airlines’ and Alaska Airlines’ 90+ year legacies of commitment to their employees, guests, communities, culture, and the natural environment. Two beloved brands on a single operating platform, supported by a single, compelling loyalty offering. rtogirla. Ben Minicucci, CEO, Alaska Airlines “Our two airlines are powered by incredible employees, with 90+ year legacies and values grounded in caring for the special places and people that we serve. This is an exciting next step in our journey to elevate the travel experience and expand options for guests.” See press release Peter Ingram, CEO, Hawaiian Airlines “Since 1929, Hawaiian Airlines has been an integral part of life in Hawai’i, and together with Alaska Airlines we will be able to deliver more for our guests, employees and the communities that we serve. Together, we can bring our authentic brands of hospitality to more of the world while continuing to serve our valued local communities.” See press release

This complementary combination fits strategically with Alaska Airlines’ longstanding focus on expanding options for West Coast travelers, and creates an important new global platform to further enhance Alaska Airlines’ organic growth. The transaction is expected to deliver attractive value creation for Alaska Airlines’ shareholders while providing a significant premium for Hawaiian Airlines’ shareholders. Compelling transaction rationale Adds complementary top-25 U.S. market and international routes, improving relevance and driving higher traffic through combined network and one world Alliance Creates a leader in $8B+ Hawaii market, unlocking hub economics in one of the most globally attractive leisure markets with a historical track record of profitability Delivers robust financial returns, with near term earnings and ROIC accretion supported by attractive valuation and identified synergy opportunities, with further potential upside Expands benefits and choice for guests through enhanced network utility and diversified product offering, with a focus on high-quality service and strong operational performance Combines two companies with shared cultures, values and approaches to service, with clear benefits for our combined workforce and Communities served Transaction overview All-cash transaction of $18.00 per share for a total equity value of $1.0 billion provides a compelling premium for Hawaiian Airlines’ shareholders. Transaction multiple of 0.68 times revenue, approximately one third the average of recent airline transactions. Approximately $235 million of expected run-rate synergies reflect a conservative estimate of the transaction’s synergy potential; these exclude other identified upside opportunities that could be realized. Expected to be accretive to earnings in the first year post-close and accretive to ROIC by year three, excluding integration costs, with returns above Alaska Airlines’ cost of capital. No anticipated material impact on long-term balance sheet metrics, with return to target leverage levels expected within 24 months. Supporting materials Press Release 0 Investor Presentation 0 Fact sheet

Delivering substantial benefits for all stakeholders The combination of complementary domestic, international, and cargo networks is expected to enhance competition and expand choice for consumers on the West Coast and throughout the Hawaiian Islands. Investing in employees and communities in Hawai’i As one of Hawai’i’s largest employers, Hawaiian Airlines has a 94-year legacy of commitment to employees, local communities, culture and the natural environment. As an integrated company, Alaska Airlines and Hawaiian Airlines will continue this stewardship and maintain a strong presence and investment in Hawai’i. The combined company will drive: • Growth in union-represented jobs • Strong operational presence in Hawai’i • Expansion of workforce development initiatives • Investment in local communities, regenerative tourism, and education and understanding of Hawaiian language and culture Environmental stewardship and sustainability Alaska Airlines has committed to building upon both airlines’ strong commitment to environmental stewardship, including Alaska Airlines’ five-part path to net zero by 2040. Continued commitment to sustainability in areas of greenhouse gas emissions reduction and fuel efficiency, waste reduction and recycling, supporting healthy ecosystems, and local sourcing. Supporting materials Press Release Fact sheet Visit Alaska Airlines Visit Hawaiian Airlines 631191-001 03 Dec23 17:43 Page 3

Guests, Employees & Communities Contact I ewsroom Announcements and supporting materials Together, Alaska Airlines and Hawaiian Airlines are expected to enable a stronger platform for growth and competition in the U.S., long-term job opportunity for employees, continued investment in local communities and environmental stewardship. Highlights • Combined company to maintain Alaska Airlines and Hawaiian Airlines’ strong, high-quality brands, supported by a single, compelling loyalty offering. • As the fifth largest U.S. airline, the combined fleet of 365 narrow and wide body airplanes will enable guests to reach 138 destinations through our combined networks, and more than 1,200 destinations through our oneworld partners. • Honolulu to become a key Alaska Airlines hub with expanded service for residents of Hawai’i to the Continental U.S. and creating new connections to Asia and throughout the Pacific for travelers across the U.S. • Commitment to Hawai’i remains steadfast, including maintaining Neighbor Island air service, and a more competitive platform to support growth, job opportunities for employees, community investment and environmental stewardship. • Committed to maintaining and growing union-represented workforce in Hawai’i. • Combination will result in immediate value creation with sizable upside. All-cash transaction of $18.00 per share offers attractive premium for Hawaiian Airlines’ shareholders and is expected to be accretive to Alaska Airlines’ earnings in year one with at least $235M of expected run-rate synergies. Supporting materials Press Release Fact sheet Visit Alaska Airlines Visit Hawaiian Airlines 631191-001 03Dec23 17:43 Page 4

A I R L I N E S . Frequently Asked Questions What will this deal mean for customers? V More destinations: Passengers will benefit from more choice and increased international connectivity across both airlines’ networks and through the one world Alliance, with combined access to over 1,200 destinations, including non -stop service to 29 top international markets. Increased product and fare choice The combination preserves and expands high -quality, best- in-class product offerings with price points to make air travel accessible to a wide range of consumers across a range of cabin classes, including greater choice between Alaska Airlines’ high-value, low-fare options and Hawaiian Airlines’ international and long -haul product on par with network carriers. Increased loyalty program benefits-. The transaction will connect Hawaiian Airlines’ loyalty members with enhanced benefits through an industry-leading loyalty program for the combined airline, including the ability to earn and redeem miles on 29 global partners and receive elite benefits on the full complement of one world Alliance airlines, expanded global lounge access and benefits of the combined program’s co -brand credit card. Expanded service for Newel: For Hawaii residents, the combination will expand service and convenience by tripling the number of destinations throughout North America that can be reached nonstop or one stop from the Islands, while maintaining robust Neighbor Island service – which means continuing this service at similar levels – and increasing air cargo capacity. Will the expanded company’s network or Valiances be impacted? Together and through the one world Alliance, the expanded company’s networks will provide passengers combined access to over 1,200 destinations, including non-stop service to 29 top international destinations in the Americas, Asia, Australia and the South Pacific. Will the Alaska Airlines and Hawaiian Airlines brands or names change? Both names and brands will remain. The expanded airline will maintain both industry -leading Alaska Airlines and Hawaiian Airlines brands while integrating into a single operating platform and loyalty program, enabling the remarkable service and hospitality of each to be enjoyed by passengers into the future with continued excellence in operational reliability, trust and guest satisfaction for which both companies have been consistently recognized. Who will run the company? V The combined organization will be based in Seattle under the leadership of Alaska Airlines CEO Ben Minicucci. How will Hawaiian Airlines’ culture be V preserved? Alaska Airlines deeply understands the importance of preserving and upholding Hawaiian Airlines’ unique place in the business and culture of Hawai’i, to provide critical passenger and cargo service, to remain a major employer of local people, and to carry HawaiTs culture and values around the world. In the months ahead, community conversations will be held across the state to listen and learn from Hawaiian Airlines employees and local residents, and working together to find the best way forward together. Will the companies offer a joint loyalty program or credit card? The transaction will connect Hawaiian Airlines’ loyalty members with enhanced benefits through an industry-leading loyalty program for the combined airline, including the ability to earn and redeem miles on 2 9 global partner s and receive elite benefits on the full complement of one world Alliance airlines, expanded glob al lounge access and benefits of the combined program’s co-brand credit card. What does this mean for employees? This will be a long process, and there are no changes at this time. The companies will continue to operate as two separate entities until the deal is closed. The expanded company will secure and grow the number of labor union represented jobs in the Hawaiian Islands, maintaining a strong employee base in Hawai’i, and preserve pilot, flight attendant and maintenance technician bases in Honolulu in addition to a strong operations presence with local leadership and a local regional headquarters to support the larger network. What is the future of the combined fleet? V Hawaiian Airlines’ fleet is consistent with its operational needs: it flies both short and long -haul, requiring wide bodies, regional aircraft and narrow bodies. We are evaluating the unit economics of each type and the potential costs of fleet exit —any decision will ultimately be rooted in maximizing customer experience and economic returns for our shareholders. Will the airlines’ commitments to sustainability V continue? The expanded company will maintain the pre-merger airlines’ strong commitment to environmental stewardship, including Alaska Airlines’ five -part path to net zero by 2040 and other integrated initiatives related to reducing waste, supporting healthy ecosystems and local sourcing. f//ask A I R L I N E S HAWAIIAN Investors Guests, Employees & Com m unities Newsroom FAQs Contact Visit Alaska Airlines Visit Hawaiian Airlines Privacy Policy Legal Disclaimer CO C) 2023 Alaska Airlines, Inc. All rights reserved.

Information for Investors, Media and Guests Investor contacts Alaska Airlines Hawaiian Airlines Media contacts Alaska Airlines Hawaiian Airlines Guest contacts Alaska Airlines Hawaiian Airlines Visit Alaska Airlines Visit Hawaiian Airlines 631191-001 03 Dec 23 17:43 Page 6

larstar AIRLINES HAWAIIAN AIRLINES Legal Disclaimer Forward-Looking Statements This website contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by the forward-looking statements, assumptions or beliefs and include statements relating to the anticipated benefits of the pending acquisition (the “Transaction”) of Hawaiian Holdings alaska AIRLINES HAWAIIAN AIRLINES. Investors Guests, Employees & Communities Newsroom FAQs Contact Legal Disclaimer Forward-Looking Statements This website contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by the forward-looking statements, assumptions or beliefs and include statements relating to the anticipated benefits of the pending acquisition (the “Transaction”) of Hawaiian Holdings Inc. (“Hawaiian Holdings”); the anticipated impact of the Transaction on Alaska Air Group, Inc.’s (“Alaska Air Group”) business and future financial and operating results, cost savings, synergies and growth expected from the Transaction; the anticipated timing to close the Transaction; and considerations taken into account by Alaska Air Group’s and Hawaiian Holdings’ Boards of Directors in approving the Transaction. There can be no assurance that the Transaction will in fact be consummated. Risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements include but are not limited to: the possibility that Hawaiian Holdings shareholders may not approve the adoption of the merger agreement; the risk that a condition to closing of the Transaction may not be satisfied (or waived); the ability of each party to consummate the Transaction; that either party may terminate the merger agreement or that the closing of the Transaction might be delayed or not occur at all; possible disruption related to the Transaction to Alaska Air Group’s or Hawaiian Holding’s current plans or operations, including through the loss of customers and employees; the diversion of management time and attention from ongoing business operations and opportunities; the response of competitors to the Transaction; a failure to (or delay in) receiving the required regulatory clearances for the Transaction; uncertainties regarding Alaska Air Group’s ability to successfully integrate the operations of Hawaiian Holdings and Alaska Air Group and the time and cost to do so; the outcome of any legal proceedings that could be instituted against Hawaiian Holdings, Alaska Air Group or others relating to the Transaction; Alaska Air Group’s ability to realize anticipated cost savings, synergies or growth from the Transaction in the timeframe expected or at all; legislative, regulatory and economic developments affecting the business of Alaska Air Group and Hawaiian Holdings; general economic conditions including those associated with pandemic recovery; and the possibility and severity of catastrophic events, including but not limited to, pandemics, natural disasters, acts of terrorism or outbreak of war or hostilities. For a comprehensive discussion of additional potential risk factors related to Alaska Air Group and Hawaiian Holdings, see Item 1A of the Annual Report on Form 10-K of Alaska Air Group for the year ended December 31, 2022 and Item 1A of the Annual Report on Form 10-K of Hawaiian Holdings for the year ended December 31, 2022 and the Quarterly Reports on Form 10-Q of Hawaiian Holdings for the quarters ended March 31, 2023, June 30, 2023, and September 30, 2023. All of the forward-looking statements are qualified in their entirety by reference to the risk factors identified above and the additional risk factors discussed in these filings and in subsequent filings with the Securities and Exchange Commission (the “SEC”) by Alaska Air Group and Hawaiian Holdings. Alaska Air Group and Hawaiian Holdings operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can they assess the impact, if any, of such new risk factors on the business or events described in any forward-looking statements. All forward-looking statements in this communication are based on information available to Alaska Air Group and Hawaiian Holdings as of the date of this communication. The forward-looking statements included in this communication are made only as of the date hereof. Alaska Air Group and Hawaiian Holdings each expressly disclaim any obligation to publicly update or revise any forward-looking statements made today. Over time, actual results, performance or achievements may differ from the anticipated results, performance or achievements that are expressed or implied by the forward-looking statements and such differences might be significant and materially adverse. Additional Information and Where to Find It Hawaiian Holdings, its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with the Transaction. Hawaiian Holdings plans to file a proxy statement (the “Transaction Proxy Statement”) with the SEC in connection with the solicitation of proxies to approve the Transaction. Daniel W. Akins, Wendy A. Beck, Earl E. Fry, Lawrence S. Hershfield, C. Jayne Hrdlicka, Peter R. Ingram, Michael E. McNamara, Crystal K. Rose, Mark D. Schneider, Craig E. Vosburg, Duane E. Woerth and Richard N. Zwern, all of whom are members of Hawaiian Holdings’ board of directors, and Shannon L. Okinaka, Hawaiian Holdings’ chief financial officer, are participants in Hawaiian Holdings’ solicitation. None of such participants owns in excess of one percent of Hawaiian Holdings’ common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the Transaction Proxy Statement and other relevant documents to be filed with the SEC in connection with the Transaction. Please refer to the information relating to the foregoing (other than for Messrs. Akins and Woerth) under the caption “Security Ownership of Certain Beneficial Owners and Management” in Hawaiian Holdings’ definitive proxy statement for its 2023 annual meeting of stockholders (the “2023 Proxy Statement”), which was filed with the SEC on April 5, 2023 and is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/1172222/000117222223000022/ha- 20230405.htm#i2d8a68908cc64c37bbeca80e509abb72 31. Since the filing of the 2023 Proxy Statement, (a) each director (other than Mr. Ingram) received a grant of 13,990 restricted stock units that will vest upon the earlier of (i) the day prior to Hawaiian Holdings’ 2024 annual meeting of stockholders or (ii) a change in control of Hawaiian Holdings; (b) Mr. Ingram received a grant of 163,755 restricted stock units; and (c) Ms. Okinaka received a grant of 57,314 restricted stock units. In the Transaction, equity awards held by Mr. Ingram and Ms. Okinaka will be treated in accordance with their respective severance and change in control agreements. As of December 1, 2023, Mr. Ingram beneficially owns 340,964 shares and Ms. Okinaka beneficially owns 86,903 shares. The 2023 proxy statement, under the caption “Executive Compensation—Potential Payments Upon Termination or Change in Control,” contains certain illustrative information on the payments that may be owed to Mr. Ingram and Ms. Okinaka in a change of control of Hawaiian Holdings. As of December 1, 2023, (a) Mr. Woerth beneficially owns 37,389 shares and (b) Mr. Akins beneficially owns no shares. Mr. Akins received a grant of 13,990 restricted stock units that will vest upon the earlier of (a) the day prior to Hawaiian Holdings’ 2024 annual meeting of stockholders or (b) a change of control. Promptly after filing the definitive Transaction Proxy Statement with the SEC, Hawaiian Holdings will mail the definitive Transaction Proxy Statement and a WHITE proxy card to each stockholder entitled to vote at the special meeting to consider the Transaction. STOCKHOLDERS ARE URGED TO READ THE TRANSACTION PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT HAWAIIAN HOLDINGS WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the preliminary and definitive versions of the Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Hawaiian Holdings with the SEC in connection with the Transaction at the SEC’s website http://www.sec:.gov). Copies of Hawaiian Holdings’ definitive Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Hawaiian Holdings with the SEC in connection with the Transaction will also be available, free of charge, at Hawaiian Holdings’ investor relations website latps://newsroom.hawaiianairlines.com/investor-relations) or by writing to Hawaiian Holdings Inc., Attention: Investor Relations, P.O. Box 30008, Honolulu, HI 96820. Disclaimer This website contains references or links to information published or otherwise made publicly available by the media and other third parties. All links to third party websites are provided for information and convenience only. Neither Alaska Air Group nor Hawaiian Holdings are responsible for the content of those sites or the accuracy or completeness of the information contained on those sites. Privacy Policy Legal Disclaimer 0 2023 Alaska Airlines, Inc. All rights reserved.

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